SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 29, 2008

NATURADE, INC.

Delaware	33-71606-A	23-2442709

(State or Other Jurisdiction	(Commission File	(IRS Employer
Of Incorporation)	Number)	Identification Number)

2099 S. State College Blvd.
Suite 210
Anaheim, CA 92806

Registrant's telephone number, including area code: 714-860-7602

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

As part of a corporate restructuring of Naturade, Inc., its parent company, Redux Holdings Inc., as holder of approximately 92% of the outstanding shares of common stock, by Shareholders Written consent on August 29, 2008, removed the Registrant’s current Board of Directors, namely Adam Michelin, Gary Cannon and Steve Scott. The new directors elected pursuant to the shareholder consent are Rick Robinette and Milos Sarcev, who will serve until the next annual meeting of shareholders or until they are removed or resign.

Rick Robinette Mr. Robinette is a senior level executive with 25 years of sales, marketing, operations and finance experience in the nutritional supplements industry. During his career, he has worked with leading nutritional supplement companies including Leiner Health Products, Rexall Sundown, Next Proteins and Naturade.

During the past five years he has held the following positions:

News America Marketing (5/02 - 4/03) Director of Sales - Merchandising Division, Western Territory.

Rexall Sundown, Inc. (4/03 - 7/03) Vice President of Sales - Western Territory

Next Proteins (10/03 - 4/04) Director of Sales & Operations

Window Rock Enterprises, Inc. (4/04 - 01/07) Vice President of Sales & Operations

Naturade, Inc. (01/07 - Present) Chief Operating Officer, Executive Vice President of Sales

Milos Sarcev Mr. Sarcev is a senior level executive with over 25 years of experience in the nutritional supplements category. He has acted as the Chief Science Officer of Naturade since November of 2007. He has combined his educational knowledge (Engineer of Nutritional Technology - University of Novi Sad ~ equivalent to a Masters Degree in Nutrition here in the United States) and his love for the sport of bodybuilding, (as well as numerous other sports where he actively participated) to create unique nutritional supplements, dietary protocols and training systems, for which he is known worldwide.

As a former Mr. Universe (1989) and IFBB Professional champion he holds a world record in a number of consecutive competitions he managed to enter during his professional career. Qualifying for the "Mr. Olympia", (the Pinnacle of bodybuilding and most prestigious competition in the world) for 10 consecutive years since turning professional and competing in well over 100 bodybuilding competitions in his career (72 professional and 38 amateurs) made him a recognized contest preparation expert worldwide.

Mr. Sarcev is also an expert writer for bodybuilding publications (Flex, Muscle & Fitness and numerous bodybuilding publications worldwide). He is also involved in several other business ventures at the moment closely related to his chosen profession including the Koloseum Gym (www.koloseumgym.com) and Koloseum Nutritional Sciences (www.koloseum.com).

In a related action, the new Board of Directors appointed Rick Robinette as President and Chief Executive Officer of Naturade, Inc. on August 29, 2008. Any actions taken or documents signed since August 29, 2008, by Adam Michelin, purporting to be as President or CEO of the Company, are without authority.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 3, 2008	NATURADE, INC.

	By:	/s/ Rick Robinette
Rick Robinette
Chief Executive Officer